EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Linux Gold Corp.

               We consent to the use of our report dated July 15, 2005 on the consolidated financial statements of Linux Gold Corp. for the years ended February 28, 2005 and February 29, 2004 that are included in the Company's Form F-3 filing, which is included, by reference in the Company's Form S-8.

Dated this 16th day of June, 2006

/s/ Manning Elliott
Manning Elliott
Chartered Accountants